Exhibit 99.1

CONSENT OF DIRECTOR

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Silenseed Ltd. in its Registration Statement on Form F-1 (File No. 333-196753), and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Ofer Segev
Ofer Segev
September 10, 2014